Exhibit 99.1

CONTACT INFORMATION

Investor Relations

Contact:	Mary Kay Ladone, Vice President, Investor Relations
Phone:	312-819-9387
Email:	MaryKay.Ladone@hill-rom.com

Media

Contact:	Howard Karesh, Vice President, Corporate Communications
Phone:	312-819-7268
Email:	Howard.Karesh@hill-rom.com

HILL-ROM REPORTS STRONG FISCAL THIRD QUARTER 2018 FINANCIAL RESULTS

New Products and Operational Execution Drive
Revenue and Margin Expansion; Core Revenue Growth Accelerates

Company Reaffirms 2018 Full-Year Outlook and Tightens Adjusted EPS Guidance Range

CHICAGO, July 27, 2018 -- Hill-Rom Holdings, Inc. (NYSE: HRC), today announced financial results for its fiscal third quarter ended June 30, 2018, and reaffirmed its fiscal 2018 full-year outlook.

For the fiscal third quarter, Hill-Rom reported earnings of $0.67 per diluted share compared to $0.09 per diluted share in the prior-year period. On an adjusted basis, excluding special items, earnings of $1.15 per diluted share rose 26 percent from $0.91 per diluted share in the prior-year period, exceeding the company’s previously-issued guidance of $1.12 to $1.14 per diluted share. Adjustments to reported earnings are detailed in the reconciliation schedules provided.

“Since joining Hill-Rom in May, I have immersed myself in the business, thoroughly reviewing the company and its global operations and engaging with our employees, business leaders, customers and partners,” said John P. Groetelaars, Hill-Rom’s president and chief executive officer. “It’s clear to me that Hill-Rom has a solid foundation and compelling growth prospects, as reflected in our strong fiscal third quarter financial results. I am confident in Hill-Rom’s future as we enter the next phase of our transformation with the momentum to drive growth through innovation and business development initiatives, and create long-term value for patients, customers and shareholders.”

Fiscal Third Quarter Financial Results

In the fiscal third quarter, Hill-Rom’s worldwide revenue of $709 million increased 3 percent compared to the fiscal third quarter of last year, or 1 percent on a constant currency basis. Domestic revenue of $494 million advanced 5 percent, while revenue outside the U.S. of $215 million declined 2 percent, or 7 percent on a constant currency basis.

Hill-Rom’s core revenue accelerated by 4 percent on a constant currency basis, as the company capitalized on several new product introductions from across the portfolio. Core revenue excludes foreign currency, divestitures and non-strategic assets the company plans to exit.

By reporting segment:

•
Patient Support Systems: Patient Support Systems revenue of $360 million increased 1 percent on a reported basis, and was comparable to the prior-year period on a constant currency basis. Core revenue accelerated by 5 percent, primarily the result of significant growth in key U.S. product categories, including Med-Surg bed systems, Clinical Workflow Solutions and patient handling equipment, of more than 20 percent.

•
Front Line Care: Front Line Care, which includes Welch Allyn, Respiratory Care and Mortara, generated revenue of $239 million, an increase of 5 percent on a reported basis, and 4 percent on a constant currency basis, driven by contributions from new products.

•
Surgical Solutions: Surgical Solutions revenue of $110 million increased 2 percent on a reported basis, and was comparable to the prior-year period on a constant currency basis, reflecting a challenging international comparison to last year.

Gross margin of 49.1 percent expanded 110 basis points compared to the prior year, and operating margin improved 520 basis points to 11.1 percent. On an adjusted basis, gross margin expanded by 80 basis points to 49.1 percent and operating margin improved by 120 basis points to 17.3 percent. Adjustments to gross margin and operating margin are detailed in the reconciliation schedules provided.

Year-to-date, operating cash flow of $250 million increased 4 percent versus the prior-year period, and the company returned $46 million to shareholders in the form of dividends and share repurchases.

Recent Highlights

Complementing the company’s financial performance were several recent achievements aimed at delivering sustainable value through innovation and strategic investments. Highlights include:

•
Enhancing commercial execution and achieving more than $180 million in new product revenue through the first nine months of fiscal 2018. Contributing to this performance are several innovative products, such as:

–
Centrella™ Smart+ bed, which transforms care by providing optimized patient safety, enhanced patient satisfaction and advanced caregiver efficiency. Now available in the U.S. and Canada, the new scalable platform integrates with the NaviCare® Patient Safety application, including integrated technology, services, clinical programs and clinical expertise to prevent and reduce the risk of falls. The company expects to launch Centrella in various international markets in the coming months.

–
Integrated Table Motion for the da Vinci® Xi® Surgical System, which allows surgeons and anesthesiologists - for the first time - to make a comprehensive range of table adjustments easily and efficiently during surgery.

–
Welch Allyn Connex® Spot Monitor, an easy-to-use, full-color, touchscreen monitor that provides comprehensive and accurate patient vital signs (blood pressure measurement, pulse oximetry for assessing respiratory conditions, and thermometry) documentation using a single device.

–
Welch Allyn’s vision care portfolio including the Spot™ Vision Screener, a handheld, portable device allowing clinicians to quickly detect vision issues; and the Welch Allyn® RetinaVue™ 100 Imager, a breakthrough handheld technology which makes diabetic retinopathy screening simple and affordable for primary care settings.

–	Monarch™ Airway Clearance System, which builds high frequency chest wall oscillation therapy into a mobile vest, allowing a patient to be active and productive while receiving therapy.

•
Advancing the company’s leadership in patient support systems with continued investment and expansion of the company’s clinical workflow solutions and communication platforms. This includes the recent limited release of Linq™ mobile, a smartphone application that securely connects members of the care team to each other, to their patients, and to patient information in real-time. With the full commercial launch planned later this year, the Linq mobile platform integrates clinical workflows with nurse call, clinical surveillance and monitoring systems, improving care-team collaboration, communication and efficiency. Hill-Rom continues to invest in technology that accesses critical information in the patient-care environment to provide caregivers with actionable insights that improve care and enhance patient outcomes.

•
Driving innovation with the launch of a new magnetic resonance neurosurgical table for the IMRIS Surgical Theatre. Developed in collaboration with clinicians, designers and engineers, the new table integrates a novel IMRIS magnetic resonance neurosurgical tabletop with Hill-Rom’s TruSystem™ 7500 OR Table platform, maximizing utilization and improving ergonomic and multi-functional capabilities.

Fiscal Fourth Quarter and Full-Year 2018 Financial Outlook
Hill-Rom provided its fiscal fourth quarter financial outlook and reaffirmed its full-year guidance. For the fiscal fourth quarter 2018, Hill-Rom expects revenue to increase approximately 2 percent on both a reported and constant currency basis, and core revenue to increase 3 to 4 percent. Hill-Rom expects adjusted earnings, excluding special items, of $1.50 to $1.53 per diluted share.

For full-year 2018, Hill-Rom continues to expect revenue to increase 3 to 4 percent on a reported basis and 2 to 3 percent on a constant currency basis. The company continues to expect core revenue to increase approximately 3 percent. Core revenue excludes foreign currency, divestitures, non-strategic assets the company plans to exit, and Mortara revenue prior to the anniversary date of the acquisition. Hill-Rom now expects adjusted earnings, excluding special items, of $4.62 to $4.65 per diluted share, compared to its prior guidance of $4.60 to $4.65 per diluted share, and approximately $350 million in operating cash flow.

Discussion of Adjusted Financial Measures

In addition to the results reported in accordance with GAAP, Hill-Rom routinely provides gross margin, operating margin, income tax expense, and earnings per diluted share results on an adjusted basis because the company’s management believes these measures contribute to an understanding of our financial performance and provide additional analytical tools to understand our results from core operations and reveal underlying operating trends. These measures exclude strategic developments, acquisition and integration costs, special charges, the one-time impact of the new U.S. tax reform legislation, and other unusual events. The company also excludes expenses associated with the amortization of intangible assets associated with prior business acquisitions. These adjustments are made to allow investors to evaluate and understand operating trends excluding the non-cash impact of acquired intangible amortization on operating income and earnings per diluted share.

Management uses these measures internally for planning, forecasting and evaluating the performance of the business. Investors should consider these non-GAAP measures in addition to, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. Reconciliations of GAAP measures to adjusted measures appear in the financial tables of this release.

The company also routinely provides earnings per diluted share guidance on an adjusted basis. This excludes the impact of intangible asset amortization associated with prior business acquisitions, which we expect to be $1.15 to $1.20 per diluted share for the fiscal year, and the one-time impact of new U.S. tax reform legislation we expect to record during fiscal 2018. Management also does not include adjusted items such as strategic developments, acquisition and integration costs, special charges, and other unusual items in our guidance because such items are evaluated on an ongoing basis, can be highly variable and cannot be reasonably predicted. As such, prospective quantification of these items is not feasible and a full reconciliation of non-GAAP earnings per diluted share guidance to GAAP earnings per diluted share has not been provided. However, as a result of significant recent acquisitions, our ongoing footprint and portfolio optimization, and the new U.S. tax reform legislation, we do expect adjusted items we have not predicted to potentially be significant to our GAAP measures including gross margin, operating margin, income tax expense and earnings per diluted share.

The company also presents certain results on a constant currency basis, which compares results between periods as if foreign currency exchange rates had remained consistent period-over-period. Management monitors sales performance on an adjusted basis that eliminates the positive or negative effects that result from translating international sales into U.S. dollars. Management calculates constant currency by applying the foreign currency exchange rate for the prior period to the local currency results for the current period.

Conference Call Webcast and Dial-in Information

The company will host a conference call and webcast today beginning at 7:00 a.m. (CT) / 8:00 a.m. (ET).

Conference Call Audio Only Dial-in Information: To participate in the conference call, dial (844) 654-5620 (domestic) or (647) 253-8654 (international). Please dial into the call at least 10 minutes prior to the start to allow time to connect. The confirmation code is 8837608.

Webcast: A simultaneous webcast of the call will be accessible via the company's website at www.hill-rom.com.

Presentation: A supplementary presentation will be posted to the Hill-Rom website prior to the webcast.

A recording of the webcast/call audio will be available for telephone replay through August 3, 2018. To access the replay, dial (800) 585-8367 (domestic) or (416) 621-4642 (international). For the replay, callers will need to use confirmation code 8837608. If you are unable to listen to the live webcast or the telephone replay, the webcast will be archived at www.hill-rom.com.

About Hill-Rom Holdings, Inc.
Hill-Rom is a leading global medical technology company with more than 10,000 employees worldwide. We partner with health care providers in more than 100 countries, across all care settings, by focusing on patient care solutions that improve clinical and economic outcomes in five core areas: Advancing Mobility, Wound Care and Prevention, Patient Monitoring and Diagnostics, Surgical Safety and Efficiency and Respiratory Health. Our innovations ensure caregivers have the products they need to help diagnose, treat and protect their patients; speed up recoveries; and manage conditions. Every day, around the world, we enhance outcomes for patients and their caregivers. Learn more at hill-rom.com.
Disclosure Regarding Forward-Looking Statements

Certain statements herein contain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, regarding the company's future plans, proposed divestitures, product launches, objectives, beliefs, expectations, representations and projections. It is important to note that forward-looking statements are not guarantees of future performance, and the company's actual results could differ materially from those set forth in any forward-looking statements. For a more in-depth discussion of factors that could cause actual results to differ from those contained in forward-looking statements, see the discussions under the heading “Risk Factors” in the company’s previously filed most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q. The company assumes no obligation to update or revise any forward-looking statements, unless required by law.

Hill-Rom Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Dollars in millions, except per share data, unaudited)

	Quarter Ended June 30		Year to Date Ended June 30
	2018	2017	2018	2017
Net revenue
Product sales and service	$617.6	$593.1	$1,803.5	$1,714.6
Rental revenue	91.0	96.0	285.3	290.8
Total net revenue	708.6	689.1	2,088.8	2,005.4
Cost of revenue
Cost of goods sold	317.5	311.5	935.3	905.6
Rental expenses	43.1	46.5	135.5	141.7
Total cost of revenue	360.6	358.0	1,070.8	1,047.3
Gross profit
Product sales and service	300.1	281.6	868.2	809.0
Rental	47.9	49.5	149.8	149.1
Total gross profit	348.0	331.1	1,018.0	958.1
As a percentage of sales	49.1%	48.0%	48.7%	47.8%

Research and development expenses	33.6	34.9	100.6	102.2
Selling and administrative expenses	221.9	221.0	676.3	652.2
Special charges	14.0	34.8	64.4	43.7

Operating profit	78.5	40.4	176.7	160.0

Other income (expense), net	(23.0)	(24.3)	(68.9)	(67.3)

Income tax expense (benefit)	10.3	10.4	(54.2)	29.5

Net income	45.2	5.7	162.0	63.2

Less: Net loss attributable to noncontrolling interests	—	(0.3)	—	(1.0)

Net income attributable to common shareholders	$45.2	$6.0	$162.0	$64.2

Diluted earnings per share	$0.67	$0.09	$2.40	$0.95

Average common shares outstanding - diluted (thousands)	67,646	67,688	67,550	67,300

Dividends per common share	$0.20	$0.18	$0.58	$0.53

Hill-Rom Holdings, Inc. and Subsidiaries
Revenue Constant Currency
(Dollars in millions, unaudited)

					U.S.	OUS
	Quarter Ended June 30		Change As	Constant	Change As	Change As	Constant
	2018	2017	Reported	Currency	Reported	Reported	Currency

Product sales and service	$617.6	$593.1	4.1%	2.6%	7.7%	(2.3)%	(6.6)%

Rental revenue	91.0	96.0	(5.2)%	(5.9)%	(6.0)%	1.0%	(5.8)%

Total net revenue	$708.6	$689.1	2.8%	1.4%	5.2%	(2.2)%	(6.6)%

Patient Support Systems	359.7	354.7	1.4%	0.3%	5.3%	(8.6)%	(12.5)%

Front Line Care	239.0	227.1	5.2%	4.0%	4.1%	8.1%	3.7%

Surgical Solutions	109.9	107.3	2.4%	(0.4)%	7.8%	(2.5)%	(7.9)%

Total net revenue	$708.6	$689.1	2.8%	1.4%	5.2%	(2.2)%	(6.6)%

OUS - Outside of the U.S.

					U.S.	OUS
	Year to Date Ended June 30		Change As	Constant	Change As	Change As	Constant
	2018	2017	Reported	Currency	Reported	Reported	Currency

Product sales and service	$1,803.5	$1,714.6	5.2%	2.9%	3.7%	7.9%	1.2%

Rental revenue	285.3	290.8	(1.9)%	(2.9)%	(2.5)%	3.1%	(5.6)%

Total net revenue	$2,088.8	$2,005.4	4.2%	2.0%	2.6%	7.7%	0.9%

Patient Support Systems	1,049.1	1,052.8	(0.4)%	(2.1)%	(0.7)%	0.7%	(5.7)%

Front Line Care	701.5	639.9	9.6%	8.0%	7.3%	15.6%	9.9%

Surgical Solutions	338.2	312.7	8.2%	3.6%	5.0%	11.2%	2.3%

Total net revenue	$2,088.8	$2,005.4	4.2%	2.0%	2.6%	7.7%	0.9%

OUS - Outside of the U.S.

Hill-Rom Holdings, Inc. and Subsidiaries
Reconciliation: Earnings Per Share
(Dollars in millions, except per share data, unaudited)

	Quarter Ended June 30, 2018					Quarter Ended June 30, 2017
	Gross Margin	Operating Margin	Income Before Income Taxes	Income Tax Expense	Diluted EPS	Gross Margin	Operating Margin[1]	Income Before Income Taxes	Income Tax Expense	Diluted EPS
GAAP Basis	49.1%	11.1%	$55.5	$10.3	$0.67	48.0%	5.9%	$16.1	$10.4	$0.09
Adjustments:
Acquisition and integration costs	—%	0.4%	3.1	0.8	0.03	0.3%	0.9%	5.9	2.4	0.05
Acquisition-related intangible asset amortization	—%	3.8%	26.8	7.4	0.28	—%	4.1%	28.1	9.4	0.28
Litigation expenses	—%	—	—	—	—	—%	0.2%	1.6	0.6	0.02
Special charges	—%	2.0%	14.0	4.1	0.15	—%	5.1%	34.8	2.7	0.47
Tax method and law changes and related costs	—%	—	0.3	(1.0)	0.02	—%	—%	—	—	—
Adjusted Basis	49.1%	17.3%	$99.7	$21.6	$1.15	48.3%	16.1%	$86.5	$25.5	$0.91
[1] Total does not add due to rounding

	Year to Date Ended June 30, 2018					Year to Date Ended June 30, 2017
	Gross Margin	Operating Margin[1]	Income Before Income Taxes	Income Tax Expense	Diluted EPS	Gross Margin	Operating Margin	Income Before Income Taxes	Income Tax Expense	Diluted EPS[1]
GAAP Basis	48.7%	8.5%	$107.8	$(54.2)	$2.40	47.8%	8.0%	$92.7	$29.5	$0.95
Adjustments:
Acquisition and integration costs	—%	0.4%	8.1	2.1	0.09	0.1%	1.0%	19.1	8.0	0.17
Acquisition-related intangible asset amortization	—%	3.9%	80.5	20.9	0.88	—%	4.0%	80.2	26.7	0.79
Field corrective actions	—%	—%	—	—	—	—%	—%	0.5	(0.1)	0.01
Litigation expenses	—%	0.3%	5.8	1.5	0.06	—%	0.1%	2.5	0.9	0.02
Special charges	—%	3.1%	64.4	17.3	0.70	—%	2.2%	43.7	5.5	0.57
Tax method and law changes and related costs	—%	—%	1.1	68.0	(0.99)	—%	—%	—	(2.2)	0.03
Gain on disposition	—%	—%	(1.0)	—	(0.01)	—%	—%	(1.0)	(0.4)	(0.01)
Adjusted Basis	48.7%	16.1%	$266.7	$55.6	$3.13	47.9%	15.3%	$237.7	$67.9	$2.54
[1] Total does not add due to rounding

Hill-Rom Holdings, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Dollars in millions, unaudited)

	June 30, 2018	September 30, 2017
Assets
Current Assets
Cash and cash equivalents	$246.5	$231.8
Trade accounts receivable, net of allowances	555.5	579.3
Inventories, net	309.4	284.5
Other current assets	109.6	70.6
Total current assets	1,221.0	1,166.2

Property, plant and equipment, net	335.9	355.4
Intangible assets
Goodwill	1,739.6	1,759.6
Other intangible assets and software, net	1,054.5	1,144.0
Other assets	114.4	103.5

Total Assets	$4,465.4	$4,528.7

Liabilities
Current Liabilities
Trade accounts payable	$163.4	$167.9
Short-term borrowings	304.8	188.9
Other current liabilities	302.7	301.9
Total current liabilities	770.9	658.7

Long-term debt	1,865.3	2,120.4
Other long-term liabilities	320.3	384.0

Total Liabilities	2,956.5	3,163.1

Total Shareholders' Equity Attributable to Common Shareholders	1,508.9	1,358.2

Noncontrolling interests	—	7.4

Total Shareholders' Equity	1,508.9	1,365.6

Total Liabilities and Shareholders' Equity	$4,465.4	$4,528.7

Hill-Rom Holdings, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Dollars in millions, unaudited)

	Year to Date Ended June 30
	2018	2017
Operating Activities
Net income	$162.0	$63.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	58.5	60.5
Amortization	13.7	15.3
Acquisition-related intangible asset amortization	80.5	80.2
Provision (benefit) for deferred income taxes	(89.4)	(23.3)
(Gain) loss on disposal of property, equipment leased to others, intangible assets, and impairments	1.1	23.5
(Gain) loss on disposition of businesses	22.4	(1.0)
Stock compensation	21.6	17.5
Change in working capital excluding cash, current debt, acquisitions and dispositions:
Trade accounts receivable	20.5	13.7
Inventories	(27.4)	(1.8)
Other current assets	(38.5)	13.2
Trade accounts payable	(2.6)	1.0
Accrued expenses and other liabilities	1.0	(29.9)
Other, net	26.4	7.6
Net cash provided by operating activities	249.8	239.7
Investing Activities
Capital expenditures and purchases of intangible assets	(71.9)	$(73.8)
Proceeds on sale of property and equipment leased to others	4.0	13.7
Payment for acquisition of businesses, net of cash acquired	—	(311.4)
Proceeds on sale of businesses	1.0	4.5
Other	2.2	(2.1)
Net cash used in investing activities	(64.7)	(369.1)
Financing Activities
Proceeds from borrowings on long-term debt	1.0	$300.0
Payments of long-term debt	(137.4)	(54.9)
Borrowings on Revolving Credit Facility	75.0	108.0
Payments on Revolving Credit Facility	(165.0)	(248.8)
Borrowings on Securitization Program	68.2	101.3
Payments on Securitization Program	(40.7)	(14.5)
Borrowings on Note Securitization Facility	61.0	—
Debt issuance costs	(0.4)	(5.1)
Payments of cash dividends	(38.4)	(34.8)
Proceeds from exercise of stock options	13.6	17.5
Proceeds from stock issuance	4.5	3.5
Treasury stock acquired	(7.4)	(34.3)
Net cash provided by (used in) financing activities	(166.0)	137.9
Effect of exchange rate changes on cash	(4.4)	2.5
Net Cash Flows	14.7	11.0
Cash and Cash Equivalents
At beginning of period	231.8	232.2
At end of period	$246.5	$243.2